FOR IMMEDIATE RELEASE

AVP, Inc. Announces 2008
Third Quarter Financial Results

LOS ANGELES, November 13, 2008 -- AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced financial results for its 2008 third quarter ended September 30, 2008.

Third Quarter 2008 Highlights:

•
AVP CROCS TOUR - Successfully completed the 25th season of AVP Inc.’s flagship property, the AVP Crocs Tour. The summer-long tour season brings the world’s best beach volleyball competition and entertainment to each of the 18 tour stops. The tour in Q3 featured both the men’s and women’s 2008 Olympic gold medal winning teams.

•
NATIONAL TELEVISION BROADCASTS - Two AVP Crocs Tour finals were featured on national network television. Following the Olympics, NBC extended its coverage of Beach Volleyball airing the women’s final of the AVP Crocs Cup Shootout presented by Bud Light Mason and the AVP’s Flagship event, the AVP Crocs Cup Shootout presented by Bud Light Manhattan Beach Open women’s final featured on FOX Sports.

For the three months ended September 30, 2008, the Company reported revenue of $14.0 million, compared to the $12.8 million reported for the same period in 2007. Net loss for the third quarter of 2008 was ($0.04 million), or a loss of ($0.00) per share, as compared to a net loss of ($0.76 million), or ($0.04) per share, for the same period last year.

Net loss for the first nine months of 2008 was ($3.3 million), or a loss of ($0.15) per share, as compared to a net loss of ($2.0 million), or ($0.10) per share, for the same period last year.

“Throughout these trying economic times, we continue to maintain our focus on the growth and development of our sport and brand and sharpen our focus on increasing value to our shareholders,” said Leonard Armato, Chief Executive Officer of AVP, Inc. “We could not be more proud of the performance of our athletes this summer on the AVP Crocs Tour and in Beijing. Without a doubt our athletes are instrumental in the continued growth, awareness, and success of our sport and we look forward to seeing many of our world class athletes continue to compete in the winter tour.”

“As we prepare to extend our elite competition into the winter months for a second year of the AVP Johnsonville Hot Winter Nights Indoor Beach Volleyball Tour, we are sure this one-of-a-kind tour will provide a slice of our summer tour at each stop, something we are confident everyone will enjoy.”

About AVP, Inc
AVP, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. One of the fastest growing entities in the sports world, the AVP operates two of the industry's most prominent national outdoor touring series, the AVP Pro Beach Volleyball Tour (1983) and the AVP Hot Winter Nights Indoor Tour (launched in 2008). The AVP is set to stage more than 35 events throughout the United States in 2008 and features more than 150 of the top men and women competitors in the sport. AVP athletes won both the women’s and men’s gold medals at the 2008 Games in Beijing, marking the first sweep of Olympic beach volleyball gold medals by a single country. AVP is headquartered in Los Angeles, Calif., and the company’s stock trades under the symbol AVPI on the OTC Bulletin Board. For more information, please visit www.avp.com.

Forward Looking Statements
Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

AVP, Inc.
Investor Relations
(310) 426-7177

Media Contact:
AVP / Brener Zwikel & Associates
Crystal Fukumoto
818.462.5605/Crystalf@bzapr.com
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AVP, INC
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,225,432	$2,257,453
Accounts receivable, net of allowance for
doubtful accounts of $251,756 and $149,748	5,108,785	2,008,253
Prepaid expenses	429,660	388,649
Other current assets	43,543	116,393
TOTAL CURRENT ASSETS	8,807,420	4,770,748

PROPERTY AND EQUIPMENT, net	384,232	392,447

OTHER ASSETS	42,562	115,496

TOTAL ASSETS	$9,234,214	$5,278,691

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,421,529	$908,020
Accrued expenses	2,346,670	1,663,975
Deferred revenue	115,953	101,245
TOTAL CURRENT LIABILITIES	5,884,152	2,673,240

OTHER NON-CURRENT LIABILITIES	256,571	96,419

TOTAL LIABILITIES	6,140,723	2,769,659

NOTE/RESTRICTED SHARES	2,621,413	-

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, 2,000,000 shares authorized:

Series B convertible preferred stock, $.001 par value, 250,000 shares authorized,
94,944 and 47,152 shares issued and outstanding	96	48

Common stock, $.001 par value, 80,000,000 shares authorized,
21,089,626 and 20,490,096 shares issued and outstanding	21,090	20,490

Additional paid-in capital	40,979,914	39,732,837

Accumulated deficit	(40,529,022)	(37,244,343)

TOTAL STOCKHOLDERS' EQUITY	472,078	2,509,032

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,234,214	$5,278,691

AVP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

REVENUE
Sponsorships/Advertising (1)	$11,185,387	$10,228,458	$18,253,405	$19,219,248
Other	2,853,899	2,577,980	4,605,005	4,604,591
TOTAL REVENUE	14,039,286	12,806,438	22,858,410	23,823,839

EVENT COST	11,524,174	10,761,071	18,285,360	17,998,538
GROSS PROFIT	2,515,112	2,045,367	4,573,050	5,825,301

OPERATING EXPENSES
Sales and marketing (2)	868,221	919,872	2,939,985	2,658,089
Administrative (3)	1,636,953	1,919,833	4,878,281	5,324,373
TOTAL OPERATING EXPENSES	2,505,174	2,839,705	7,818,266	7,982,462

OPERATING INCOME (LOSS)	9,938	(794,338)	(3,245,216)	(2,157,161)

OTHER INCOME (EXPENSE)
Interest expense	-	(745)	-	(745)
Interest income	769	44,748	17,972	158,725
Gain on disposal of asset	-	-	3,500	9,774
Foreign exchange loss	14	-	(5,567)	-
TOTAL OTHER INCOME	783	44,003	15,905	167,754

INCOME (LOSS) BEFORE INCOME TAXES	10,721	(750,335)	(3,229,311)	(1,989,407)

INCOME TAXES	(9,793)	(8,610)	(10,943)	(9,410)

NET INCOME (LOSS)	928	(758,945)	(3,240,254)	(1,998,817)

Deemed Dividend to Series B Preferred Stock
Shareholders	44,425	-	44,425	-
Net Loss Available to Common Shareholders	$(43,497)	$(758,945)	$(3,284,679)	$(1,998,817)

Loss per common share:
Basic	$-	$(0.04)	$(0.15)	$(0.10)
Diluted	$-	$(0.04)	$(0.15)	$(0.10)

Shares used in computing loss per share:
Basic	22,151,979	20,443,269	21,262,181	20,064,693
Diluted	22,151,979	20,443,269	21,262,181	20,064,693

(1) Sponsorship/Advertising includes $0 and $507,800 in stock based contra-revenue for the three months ended September 30, 2008 and 2007, respectively and $0 and $507,800 for the nine months ended September 30, 2008 and 2007, respectively.

(2) Sales and marketing expenses includes stock-based expenses of $18,182 and $19,045 for the three months ended September 30, 2008 and 2007, respectively, and $54,545 and $101,266 for the nine moths ended September 30, 2008 and 2007, respectively.

(3) Administrative expenses includes stock-based expenses of $156,216 and $21,236 for the three months ended September 30, 2008 and 2007, respectively, and $552,009 and $64,192 for the nine months ended September 30, 2008 and 2007, respectively.